Exhibit 99.5
AGREEMENT AMONG TRANSACTION PARTICIPANTS
     THIS AGREEMENT AMONG TRANSACTION PARTICIPANTS (this “Agreement”), dated as of October 25, 2010, is by and among JEN Partners LLC, a Delaware limited liability company (“JEN Partners”), JEN I, L.P., a Delaware limited partnership (“JEN I”), Jen Residential LP, a Delaware limited partnership (“JEN Res”), Terra West Communities LLC, a Delaware limited liability company (“Terra West”), JEN JCH, LLC, a Delaware limited liability company (“JEN JCH”), Sun Terra Communities, LLC, a Delaware limited liability company (“Sun Terra”), Joseph Carl Mulac III (“JCM”), Stephen Adams (“SA”), Mike Jesberger (“MJ”), John Kraynick (“JK”), Richard Jerman (“RJ”), Riverside Ventures LLC, a Delaware limited liability company (“Riverside”), Peter Bay Investment LLC, a Delaware limited liability company (“Peter Bay”), and William and Ruth Bloom, individuals, as joint tenants (“Bloom”).
RECITALS
     A. JEN Partners, Terra West, JEN JCH, Sun Terra, SA and JCM (collectively, the “Sellers”), Avatar Properties Inc. (the “Purchaser”) and Avatar Holdings Inc. (“Holdings”) are parties to the Master Transaction Agreement (the “Master Agreement”), dated as of the date hereof.
     B. As contemplated in the Master Agreement, the Sellers wish to appoint a representative to act on their behalf in association with the transactions contemplated therein.
     C. The Sellers may be subject to certain indemnification obligations under Article VIII of the Master Agreement.
     D. MJ, JK, RJ, Riverside, Peter Bay and Bloom are not parties to the Master Agreement; however each will receive certain consideration as a result of the transactions set forth in the Master Agreement.
     E. The Parties wish to document their understanding with respect to certain matters related to the Master Agreement and the transactions contemplated thereby.
     F. Riverside, Peter Bay and Bloom are parties to this Agreement solely for purposes of Sections 3.1 and 3.5, and Article V hereof.
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree to the following:
ARTICLE I
DEFINITIONS
Section 1.1 Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Master Agreement.

Section 1.2 The following terms have the following meanings:
(a)	“Parties” means, collectively, JEN Partners, JEN I, JEN Res, Terra West, JEN JCH, JCM, SA, MJ, JK, RJ, Riverside, Peter Bay and Bloom.

(b)	“Responsible Parties” means the Parties identified as “Responsible Parties” on Annex B-1, Annex B-2, Annex B-3 or Annex B-4, as applicable.
ARTICLE II
SELLERS’ REPRESENTATIVE
Section 2.1 Without limiting Section 9.2 of the Master Agreement, each of the Parties hereby irrevocably appoints JEN Partners as the Sellers’ Representative under the Master Agreement from time to time as such Party’s true and lawful attorney-in-fact, to act as such Party’s representative (a “Sellers’ Representative”) and agrees to be bound by such Section 9.2 for all purposes, assuming for that purpose that references to “Seller” in such Section 9.2 include each of the Parties, regardless of whether they are parties to the Master Agreement.
ARTICLE III
DISTRIBUTION OF PROCEEDS
Section 3.1 Cash Consideration. Subject to Article IV hereof, as soon as reasonably practicable following the determination of the final Adjustment Amount in accordance with Section 3.3 of the Master Agreement, the Sellers’ Representative will deliver or cause to be delivered to each Party listed on Annex A-1 hereto (or its designee) the amount of the Cash Consideration set opposite such Party’s name on Annex A-1.
Section 3.2 Promissory Notes. Subject to Article IV hereof, as soon as reasonably practicable following the date upon which any payment is made under a Note by Purchaser or Holdings, the Sellers’ Representative will deliver or cause to be delivered to each Party listed on Annex A-2 hereto (or its designee) the percentage of any payment from such Note set opposite such Party’s name on Annex A-2.
Section 3.3 Shares. Subject to Article IV hereof, as soon as reasonably practicable following the later to occur of (a) the second anniversary of the Closing Date and (b) the time at which shares of Holdings are from time to time released to, or for the benefit of, Sellers pursuant to the terms of the Voting, Standstill and Lockup Agreement, dated as of the Closing Date, by and among Holdings, Purchaser, JEN I and JEN Res, Sellers’ Representative will deliver or cause to be delivered to each Party listed on Annex A-3 hereto (or its designee) the percentage of such shares of Holdings received by or for the benefit of Sellers set opposite such Party’s name on Annex A-3.
Section 3.4 Earnout Shares. Subject to Article IV hereof, as soon as reasonably practicable following the receipt of the Earnout Shares (if any) by JEN I and/or JEN Res pursuant to the Earnout Agreement, dated as of the Closing Date, by and among Holdings, JEN I and JEN Res (the “Earnout Agreement”), Sellers’ Representative will deliver or cause to be delivered to each Party listed on Annex A-4 hereto (or its designee) the percentage of the Earnout Shares set opposite such Party’s name on Annex A-4.

Section 3.5 Consideration and Release. Each of the Parties acknowledges and agrees that the consideration received pursuant to this Article III (and in the case of Riverside, Peter Bay and Bloom, pursuant to Section 3.1 only) will constitute the payment in full, in full satisfaction and discharge, of any and all claims or rights such Party has with respect to the proceeds of the transactions contemplated under and by the Master Transaction Agreement. In consideration for such payment, each Party hereby releases, remises, acquits and forever discharges, irrevocably and unconditionally, JEN Partners and its Affiliates from, against and with respect to any and all claims that such Party has had or may have against JEN Partners or its Affiliates relating to or arising out of the Master Transaction Agreement, the transactions contemplated thereunder, the Purchased Entities and Purchased Entity Assets; provided, however, that nothing in this Section 3.5 shall be deemed to release JEN Partners or its Affiliates from (i) any of its obligations under this Agreement and (ii) JEN Partner or its Affiliate’s fraud or gross negligence.
ARTICLE IV
RESPONSIBILITY FOR INDEMNIFICATION
Section 4.1 Responsibility. If Sellers are required to indemnify any Purchaser Indemnified Party any amount pursuant to Section 8.2(a) of the Master Agreement, the Parties’ responsibility for such indemnification obligation shall be determined as follows:
(a)	in the case of indemnification pursuant to (1) Section 8.2(a)(ii) of the Master Agreement as a result of a breach of a representation or warranty made by a Seller in Article IV of the Master Agreement or any other Seller Document or Company Document or (2) Section 8.2(a)(iii) as a result of a breach of a covenant or other agreement on the part of such Seller under the Master Agreement, such Seller shall be responsible for such indemnity obligation in its entirety, subject to Section 4.2;

(b)	in the case of indemnification pursuant to Section 8.2(a)(i) of the Master Agreement as a result of a breach of a representation or warranty made with respect to a particular Purchased Entity in Article V of the Master Agreement or any other Seller Document or Company Document, the Responsible Parties identified on Annex B-1 shall be responsible for such indemnity obligation in accordance with the pro rata percentages set forth on Annex B-1 and with Section 4.2;

(c)	in the case of indemnification pursuant to Section 8.2(a)(iv) of the Master Agreement as a result of the JCH AZ FLSA matter and to the extent provided for in the Labor Side Letter, the Responsible Parties identified on Annex B-2 shall be responsible for such indemnity obligation in accordance with the pro rata percentages set forth on Annex B-2 and with Section 4.2;

(d)	in the case of indemnification pursuant to Section 8.2(a)(v) of the Master Agreement as a result of the copyright infringement claim referenced in Section 8.2(a)(v), the Responsible Parties identified on Annex B-3 shall be responsible for such indemnity obligation in its entirety in accordance with the pro rata percentages set forth on Annex B-3 and with Section 4.2; and

(e)	in the case of indemnification pursuant to Section 8.2(a)(vi) or Section 8.2(a)(vii) of the Master Agreement regarding failure to timely pay Taxes pursuant to Section 8.5 of the Master Transaction Agreement, the Responsible Parties identified on Annex B-4 shall be responsible for such indemnity obligation in its entirety in accordance with the pro rata percentages set forth on Annex B-4 and with Section 4.2.
Section 4.2 Satisfaction. The indemnification obligations of the Responsible Parties pursuant to Section 4.1 will be satisfied first, by offsetting any amounts otherwise payable to the applicable Responsible Party (valued in the case of Shares or Earnout Shares at the per share price of Holdings’ common stock on the applicable distribution date, based on the average of the 20 prior trading day closing prices thereof), and, to the extent any such indemnification obligations are not so satisfied, any remaining indemnification obligations shall be satisfied by payment in the amount of the applicable indemnification obligation to the Sellers’ Representative; provided, however, that (a) in no event shall any Non-JEN Responsible Party be obligated to offset or pay any amount in respect of its indemnification obligations arising under Section 4.1(a) or 4.1(b) as a result of a breach of a Fundamental Rep (a “Fundamental Rep Obligation”) to the extent such amount would exceed the consideration that such Non-JEN Responsible Party has received (or is entitled to receive) pursuant to Article III and (b) all indemnification obligations of a Non-JEN Responsible Party arising under Section 4.1 (other than a Fundamental Rep Obligation) shall be satisfied only by offset against amounts such Non-JEN Responsible Party is at the applicable time (or thereafter becomes) entitled to receive pursuant to Article III. The amount of any proceeds payments by a Responsible Party to the Sellers’ Representative made pursuant to this Section 4.2 shall be reallocated by the Sellers’ Representatives to the Parties (other than the applicable Responsible Parties) in accordance with the percentages set forth in the applicable Section of Article III (as such percentages would be increased as a result of reducing the applicable Responsible Parties’ percentages to zero). For purposes of this Agreement, “Non-JEN Responsible Parties” means, collectively, any of SA, JCM, MJ, JK, and RJ.
Section 4.3 Equitable Adjustment. To the extent that any Seller or other Responsible Party becomes obligated to indemnify any Purchaser Indemnified Party directly pursuant to Article VIII of the Master Agreement, the Sellers’ Representative shall make such adjustments and/or reallocations under this Agreement, or direct the other Responsible Parties to make such payments, as may be necessary to ensure that arrangements relating to responsibility for indemnification obligations under the Master Agreement set forth in this Article IV are effected to the fullest extent practicable.
ARTICLE V
MISCELLANEOUS
Section 5.1 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.

Section 5.2 Governing Law. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed, construed and interpreted in accordance with the laws of the State of New York.
Section 5.3 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
Section 5.4 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or shall be deemed given on the next Business Day after deposit with a guaranteed overnight delivery or courier service, to the parties at the addresses (or such other addresses as shall be changed by a like notice) set forth on Annex C.
[Signature Page Follows]

     IN WITNESS WHEREOF, the following Parties have executed this Agreement as of the date first set forth above.
SELLERS

TERRA WEST COMMUNITIES LLC By: JEN Partners LLC, its Manager
By:	/s/ Reuben. S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

SUN TERRA COMMUNITIES LLC By: JEN Partners LLC, its Manager
By:	/s/ Reuben. S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

JEN JCH, LLC By: JEN I, L.P., its Manager By: JEN Partners LLC, its General Partner
By:	/s/ Reuben. S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

/s/ Joseph Carl Mulac
JOSEPH CARL MULAC

/s/ Stephen Adams
STEPHEN ADAMS

[Agreement Among Transaction Participants]

OTHER PARTIES

JEN PARTNERS LLC
By:	/s/ Reuben. S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

JEN I, L.P. By: JEN Partners LLC, its General Partner
By:	/s/ Reuben. S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

JEN RESIDENTIAL LP By: JEN Partners LLC, its General Partner
By:	/s/ Reuben. S. Leibowitz
	Name:	Reuben S. Leibowitz
	Title:	Managing Member

/s/ Mike Jesberger
MIKE JESBERGER

/s/ Richard Jerman
RICHARD JERMAN

/s/ John Kraynick
JOHN KRAYNICK

[Agreement Among Transaction Participants]

RIVERSIDE VENTURES LLC (solely for purposes of Sections 3.1 and 3.5, and Article V hereof)
By:	/s/ Allen J. Anderson
	Name:	Allen J. Anderson
	Title:	Manager

PETER BAY INVESTMENT LLC (solely for purposes of Sections 3.1 and 3.5, and Article V hereof)
By:	/s/ David C. Bloom
	Name:	David C. Bloom
	Title:	Manager

/s/ William Bloom
WILLIAM BLOOM (solely for purposes of
Sections 3.1 and 3.5, and Article V hereof)

/s/ Ruth Bloom
RUTH BLOOM (solely for purposes of
Sections 3.1 and 3.5, and Article V hereof)

[Agreement Among Transaction Participants]